EXHIBIT 10.1

ILD Operator Service Agreement

This Agreement ("Agreement") is made and entered into this 23rd day of April, 2002, by and between ILD Telecommunications, Inc., ("ILD"), a Pennsylvania Corporation, dba IOS and NB Payphones, Ltd. ("Customer"), with reference to the following facts:

                                    RECITALS

o ILD is in the business of providing operator services and long distance telecommunications services.
o The Customer provides long distance telecommunications service to guest, patients, personnel or other user telephone service as outlined herein.
o Customer desires that ILD provide and ILD is willing to provide certain long distance telecommunications services to customer on the terms and conditions herein set forth.

                                    AGREEMENT

In consideration of the recitals and mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Telephone Services. Subject to the terms and conditions set forth herein and applicable tariffs, Customer desires that ILD shall provide to each and every telephone, as set forth in Customer Enrollment forms, now and hereafter located on the Property or locations(s) (collectively "Locations"), including without limitation, all pay telephones, all telephones in guests rooms, offices and elsewhere on the Locations (collectively "Telephones"), operator assisted long distance telephone service, direct dial long distance service and 800 service as indicated in the Anent Services forms (collectively "Services"). The quality of the Service provided hereunder shall be consistent with applicable ILD tariffs and government regulations.

Term; Termination Liability. This Agreement shall initially be on a SIX MONTH TERM commencing on the date on which All Telephones are connected to the ILD network or the date of execution of this Agreement (April 23rd). Unless the customer notifies ILD in writing not less than fifteen (15) days, nor more than sixty (60) days, prior to the expiration of the original or renewal term that it intends not to renew this Agreement, this Agreement shall be on a continuing basis automatically renew for a period of time equal to the original term of this Agreement.

Rates. For calls placed from Customer's Telephones ILD shall charge its current tariffed rate. These rates are subject to change by ILD in its sole discretion,

         0+ Commission and Surcharges
a. During the term of this Agreement, ILD shall pay the Customer a commission based on a percentage of the Usage Revenue as act forth in Agent Services Agreement. As used herein, Usage Revenue shall mean the rates per minute and fixed operator charges, as specified in Agent Services Agreement, for the operator assisted calls made from the Telephones, which are collected by ILD, after deducting from such collectible charges, all charges for: (i) applicable local, state and federal sales, usage or other taxes and/or assessments, all subject to this terms and conditions Set forth herein.
b. Customer may, by written notice to ILD, request ILD to impose a convenience surcharge on all calls made from the Telephones, as permitted by applicable regulations, orders and statues ("Customer Surcharge"). ILD shall pay Customer a percentage of such Customer Surcharge, as specified in Agent Services Agreement, on operator assisted calls which are commissionable by ILD less applicable local, state and federal sales, use or other taxes and/or assessments.
c. If the rates for operator assisted calls shall be reduced due to any regulation, order. Customer request, statute or governmental or administrative agency action (collectively, "Regulatory Requirement"), or by ILD at its sole discretion, ILD and Customer shall renegotiate the commission payable hereunder, in good faith. If, however, by the effective date of the Regulatory Requirement or ILD change, Customer and ILD cannot reach an agreement on a different commission structure then this Agreement shall automatically terminate on the effective date of such Regulatory Requirement or thirty (30) days after ILD's notice of its rate change, whichever is earlier. Upon any such termination, ILD shall no longer be obligated to provide any Services hereunder or pay any commission or Customer Surcharge to the Customer hereunder and the Customer shall no longer be required to perform under this Agreement.

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d.       Any commission or Customer Surcharge will be payable by ILD to Customer
         45 days after the end of the month in which the calls relating to such commission or Customer Surcharge were made ("Due Date"). On the applicable Due Date, ILD shall remit to Customer all commission and Customer Surcharge amounts payable to Customer hereunder, together with ILD's standard form of statement relating to commissions and Customer Surcharge. Unless Customer objects in writing within 30 days of Customer's receipt of the payment, such payment shall be considered accurate and final.
e. The parties acknowledge that the commission schedule set forth in Agent Services Agreement reflect a higher percentage than would be paid on a month to month contract. Therefore, if Customer breaches the term or this Agreement or moves a substantial portion of the Telephones to another carrier, ILD will have the right to withhold from Customer's earned but unpaid Commission and Surcharges an amount equal to the difference between total commissions actually paid to Customer and what would have been paid at the month to month commission level as set forth in Agent Services Agreement.
f. ILD reserves the right periodically review bad debt and uncollectibles. The actual percentage to be charged is set forth on Agent Services Agreement and same may be changed at ILD's sole discretion after periodical review upon 30 days written notice to Customer.

0- and Emergency Call Provisions

Pursuant to the Company's authority(1)' to handle all "0-"cells including emergency calls from Customer Owned or Leased Coin Operated Telephones ("COCOTS") within the Stare of New York, the following special terms and conditions shall apply regardless of the accuracy of information provided by owners of such COCOTs to the Company:

Prior to installation of a COCOT on the Company's network pursuant to a contractual subscription to the Company's Operator Services, owners of such COCOTs shall submit database form(s) to the Company that specify (i) the exact location; (ii) street address; (iii) ANI and (iv) accurate emergency numbers appropriate to each location. Company shall compare data provided by COCOT owners with that of its PSAP ProTM database and resolve differences, if any, with the COCOT owner.

At time of installation and at least twice annually thereafter, COCOT owners shall cause the data for each COCOT so connected to be verified by a Company Operator. Each owner OR representative thereof shall access the Company's network from each subscribed COCOT and verify with a Company Operator that the information required by 2.10.1 (i) - (iv) stored in the Company's database is correct.

The requirements of 2.10.2  notwithstanding,  the verification  test detailed in
2.10.1.1 shall be performed each such time as a COCOT is relocated, replaced, repaired or reprogrammed.

All subscribing COCOT owners shall cause their COCOTs such that if 0- network access is not available, all 0- calls shall be automatically routed to the appropriate LEC until access is restored.

Any COCOT owner found failing to comply with these conditions of service shall be given proper notice by the Company and an opportunity to correct such non-compliance within ten (10) calendar days of such notice. If still non-compliant after the 10-day period, the Company shall withhold payment of any commissions generated by 0- traffic originating from the non-complying COCOTs.

Initiation of Service. Customer shall be responsible for charges incurred to cause the Services to be initiated with respect to the Telephone hereunder.

Direct Dial Services/Payment. Customer is responsible for payment of charges for all direct dial calls routed to the ILD network by customer's equipment. Payment is due upon receipt of Customer's invoice. A bill is delinquent if not paid within 30 days after the closing date shown on the invoice ("Delinquent Date"). If not paid on or before the Delinquent Date, a finance charge of 18%

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(1) Notice.  Except as  otherwise  specifically  provided  herein,  all notices, demands, requests, deliveries and other communications required or permitted hereunder shall be in writing, and shall be effective upon (i) personal delivery or (ii) if sent by mail, forty-eight hours after deposit in the United States mail, first class postage prepaid, registered or certified mail, return receipt requested or (iii) if sent by common carrier, the earlier of forty-eight hours after delivery to such common carrier or actual delivery to the party addressed. All notices given hereunder, by mail, or other means of delivery shall be sent addressed to any party to whom notice is being given at the address as each of the parties hereto may notify the other, from time to time, as herein provided:

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(eighteen  percent)  per annum,  or the  maximum  permitted  under state law, if different, calculated on a daily basis, will be charged on the outstanding balance for all days in which the payment date is beyond the Delinquent Date. In the event that payment is not made by the Delinquent Date, ILD may withhold commission and Customer Surcharge payments (as set forth in this Agreement) sufficient to cover the delinquent amounts. ILD may decline to provide any further service, or may require payments in advance, deposits or other guarantees to satisfy ILD that invoices will be paid when due. ILD may suspend service to the Customer at any time for non-payment. ILD will Charge a $20.00 the for any returned check.

Disclaimer and Limited. ILD makes no warranties, express or implied, concerning the Services to be supplied by ILD. ILD shall not be liable to Customer, its employees, agents or customers or any other third party (collectively "Third Party") for any claim, loss, or damage, except for the gross negligence or willful misconduct of ILD, and in no event will ILD be liable for indirect, special incidental or consequential damages which in any way arise out of or in connection with the Services or the use or non-use of such Service by Customer or any Third Party or which are directly attributable to any failure of or interruption in the provision of Services hereunder. ILD HEREBY DISCLAIM ANY WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. ILD makes no representation or warranty regarding any percentage of savings from any use of the Services.

lndemnity. Both Customer and ILD will indemnify, defend and hold harmless the other Party and its affiliates and their officers, directors, partners, shareholders. Employees, agents, successors, assignees, and independent contractors from and against any loss, damage, liability or expense of any description (including but not limited to reasonable attorney fees and costs) that rise from or may be attributable to either Party's acts or omissions.

?0Termination Rights. In addition to any other right or remedy available to it at law or in equity or otherwise under this Agreement, ILD or Customer may terminate this Agreement upon the occurrence of any of the following events.
a. If either party materially breaches any material covenant or agreement contained herein and same is not cured within ten (10) days after the non-breaching party has notified the party in breach thereof in writing, or if any representation or warranty of either party herein proves to have been materially incorrect or misleading when made, then in either case, either party may terminate this Agreement upon ten (10) days written notice to the party in breach
b. If the FCC, a State utility commission or a court of competent jurisdiction issues an order or ruling which contains terms or conditions which materially and adversely affects this Agreement, its profitability to ILD, or the ability of ILD to perform its responsibilities as set forth herein.

Notwithstanding the Term, ILD may at any time and in its sole and absolute discretion terminate this Agreement, effective immediately, if Customer becomes insolvent, files a petition in bankruptcy or makes an assignment for the benefit of creditors; Customer applies for or consents to the appointment of a trustee or receiver, or a trustee or a receiver is appointed for either party; or bankruptcy, insolvency or liquidation proceedings are commenced against Customer and such proceedings are not discharged or dismissed within thirty (30) days after such commencement.



If to Customer:                  If to ILD Telecommunications:

         NB Payphones, Ltd.               ILD Telecommunications, Inc.
         P. O. Box 3143                   16200 Addison Road, Suite 100
         Liverpool, NY  13089             Addison, TX  75001-5350
         Attn:  Craig Burton              Attn:  Bob Gallagher

2. Force Majeure. The obligations of each of the parties hereunder are subject to and neither of the parties shall be liable or responsible for any and all delays, failures to perform, damages, destruction or malfunctions or any consequence of any of the foregoing caused by or due to a substantial failure of the network, including switch radio or fiber optics cable failure, fire, flood, the elements, strikes, labor disputes or shortages, utility curtailments, power failures, explosions, civil disturbances, government regulatory requirements, acts of God or public enemy, war, military or government requisition, shortages of equipment or supplies, unavailability of transportation, acts or omissions of third parties or any other causes beyond such party's reasonable control.

3. Confidentiality. Customer acknowledges and agrees that all price information concerning ILD Services, all information regarding commissions, any Customer Surcharges, payment practices and the like, all trade names, trademarks, service marks or other materials owned by ILD and used by Customer in connection with its use of the Services (which Customer acknowledges and agrees may only be with

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the prior  written  consent of ILD) as the same may from time to time be amended or modified,  are and shall continuously  remain the sole and exclusive property
of  ILD  and  constitute   proprietary   trade  secrets  of  ("ILD   Proprietary
Information"). Customer agrees to exercise due care with respect to maintaining the confidentiality of the ILD Proprietary Information, and to hold confidential the terms of this Agreement and its business relationship with ILD. Upon any termination, expiration or cancellation or this Agreement, for any reason whatsoever, Customer shall promptly and shall cause its representative promptly to return to ILD all copies of ILD Proprietary Information in Customer's or any of the Customer's representatives' possession or under its or their control.

The following shall be excluded from the foregoing covenants of Customer regarding ILD Proprietary Information: (A) ILD Proprietary information which is or hereafter becomes part of the public domain, which public domain information shall be deemed to include published tariffs; (B) ILD Proprietary Information which is received by Customer from a third party or developed independently by Customer, without breach of this Agreement and which is not otherwise subject to any obligation of confidentially hereunder, and (C) ILD Proprietary Information which is disclosed pursuant to a requirement of request of a court of government agency.

4. Attorney's Fees. If any legal action arises under or with respect to this agreement, the prevailing party shall be entitled to be paid by the non-prevailing party, all costs and expenses, including reasonable attorney's fees, incurred in enforcing this Agreement (including any appeals).

5. Regulatory Requirements for Customers. Customer will comply with the requirements of Section 226(c) of the Communications Act of 1934, as amended, and all rules of the Federal Communications Commission ("FCC") promulgated thereunder. Specifically Customer agrees to comply with the following: (a) telephone presubscribed to ILD shall permit end users to access other carrier by means of "800" or "950" access number and shall provide "1010XXX + 0" access as required by 47 C.F.R. ss.64.704(c); (b) all required consumer information furnished by ILD concerning operator services shall be posted on or near the telephone; and (c) charges, if any, for calls to other carriers by means of "800", "950" or "1010XXX" access shall not exceed the aggregator surcharge, if any, placed on calls utilizing ILD. Customers who do not use ILD provided posting material (e.g. pay telephone owners) must post the following information on their telephone in plain view:

a. the name, address, and toll-free "0+" customer service telephone number of ILD Telecommunications;
b. a written disclosure that the rates for all operator-assisted calls are available on request, and that Consumers have the right to obtain access to the carrier of their choice and may contact their preferred carrier for information on accessing that carrier's service using that telephone, and
c. the name and address of the Enforcement Division of the Common Carrier Bureau of the FCC, to which the Consumer may direct complaints regarding operator services.

Customer will comply with applicable state law relating to operator-assisted services and will provide ILD with proof of such compliance upon reasonable demand. Customer acknowledges that, pursuant to Section 226(b) (1) (D) of the Communications Act of 1934, failure to comply with the requirements set forth in section (a) above concerning carrier access code unblocking will result in the withholding of compensation to the Customer for "0+" calls. Further, Customer agrees to follow all FCC, State, Legislative and other regulatory guidelines, both present and future, as related to the provision of operator services.

Customer hereby selects ILD as the exclusive long distance carrier of the Telephones and will file a completed ballot and other information with the applicable local telephone company evidencing such selection, if when and in such form as required by such local telephone company or regulatory agencies. Customer hereby designates ILD to act as Customer's agent for the presubscription process for all Telephones.

6. Security Agreement. In the event that part of the Services provided by ILD to Customer consists of providing, renting or selling dialers or related equipment, customer hereby grants to ILD a security interest in said equipment and agrees to execute any and all further documents and financing statements as ILD may require to create and perfect the security interest of ILD. The Customer further agrees to protect and provide insurance for the safety, protection and replacement of equipment. Upon default, ILD, in addition to taking legal action, may exercise all rights and remedies of secured party under the applicable state, Commercial Code. Customer shall be considered in default of this Agreement in the event of its insolvency, assignment, or bankruptcy.

7. Miscellaneous. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Customer may not assign its rights or interests under this Agreement without the other party's express prior written consent of ILD and any attempted assignment without such consent shall be null and void. This Agreement shall be governed under and construed and interpreted in accordance with the laws of the State of Texas. This Agreement does not create a joint venture, partnership or formal business organization and the rights and obligations of the parties shall only be those of independent contractors. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter. Except as otherwise provided herein, this Agreement may be modified. amended or changed only by written instrument signed by all of the parties hereto; provided, however, that ILD may make such regulatory changes, modifications or adjustments to this Agreement as may be required by any state or federal agency, including without limitation, any state public utility commission or the FCC. All exhibits hereto shall be a part hereof as if fully set forth herein. If any provision of this agreement is held to be illegal, invalid or unenforceable for any reason whatsoever, then (I) such provision shall be fully severable, or (ii) a court of competent jurisdiction shall have the power to modify such unenforceable provision so as to render the modified provision legal, valid and enforceable; and, in either such event, the remaining provision of the Agreement shall continue in full force and effect. No delay or failure of either party in exercising any rights under this Agreement, and no partial or single exercise thereof, will be deemed to constitute a waiver of such right under this Agreement. Neither party will release any articles, advertising or publicity identifying or using the name, trademark or service marks of the other, except with the other party's prior written approval.

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8. Heading.  All paragraph and other headings used herein are for organizational purposes only, do not purport to describe the contents of such paragraphs and shall not be used to construe or interpret any term or provision hereof.
9. Survival of Rights and Obligations. The rights and obligations of the parities will survive termination or expiration of this Agreement.

         IN WITNESS WHEREOF, the parties have signed this Agreement and the individuals signing below warrant and represent that they have the full legal and regulatory to enter into this Agreement for and on behalf of the respective parties.

ILD Telecommunications, Inc.              Customer:  NB Payphones, Ltd.

By: /s/__Bob Gallagher_________________   By:/s/_Craig Burton___________________
    Authorized Representative Signature      Authorized Representative Signature

Bob Gallagher, VP of Sales                Craig Burton, President
---------------------------------------   ------------------------------------
(Printed Name of Signer)                  (Printed Name of Signer)

4-29-2002                                 4/23/02
--------------------------------------    ------------------------------------
(Date)                                   (Date)

                                          xx-xxxxxxx
                                          ------------------------------------
                                          FED Tax ID or Social Security Number















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